Exhibit 10.1

Execution Version

SECOND AMENDMENT TO OFFER LETTER
OF TODD BAZEMORE

This Second Amendment (the “Second Amendment”) to the Offer Letter between KALA BIO, Inc. (formerly, Kala Pharmaceuticals, Inc.) (the “Company”) and Todd Bazemore (“Executive”) dated November 6, 2017, as amended by the Amendment to Offer Letter of Todd Bazemore dated March 11, 2019 (together, the “Offer Letter”), is adopted by the Company and Executive and effective as of August 29, 2025.

RECITALS

A. The Company and Executive entered into the Offer Letter to set forth the terms of Executive’s employment with the Company.

B. In connection with Executive assuming the role of the Company’s President and Chief Executive Officer, the Company and Executive desire and intend to amend certain terms of Executive’s employment as provided through the Offer Letter.

C. Capitalized terms that are not specifically defined in this Second Amendment have the meanings set forth in the Offer Letter.

NOW, THEREFORE, in consideration of the agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Offer Letter is hereby amended as follows:

1.          The first sentence of the Offer Letter shall be replaced in its entirety with the following:

On behalf of KALA BIO, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer, pursuant to the terms of this letter.

2.          Section 1 of the Offer Letter shall be replaced in its entirety with the following:

1. Position. You will be employed to serve on a full-time basis as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). For so long as you are employed as President and Chief Executive Officer, the Company will cause you to be elected as a member of the Board. You will have such duties and responsibilities as are commensurate with your position, plus such other duties and responsibilities as may be reasonably assigned to you by the Board. You are expected to devote your full business time and professional efforts to the performance of your duties and responsibilities for the Company and to materially abide by all Company policies and procedures as in effect from time to time. Moreover, during your employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

3.          Section 2 of the Offer Letter shall be amended to replace “$405,000” with “$655,000”.

4.          Section 3 of the Offer Letter shall be amended to replace “40%” with “60%”.

5.          Section 3 of the Offer Letter shall further be amended by deleting the last sentence in its entirety.

6.          The following shall be added as Section 6(g) of the Offer Letter:

For the avoidance of doubt, you acknowledge that the Company has granted you an option pursuant to Section 6(a) hereof and that such option has vested in accordance with the terms thereof. In connection with your assumption of the role of President and Chief Executive Officer, the Board or its Compensation Committee will grant you an additional option under the Company’s Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), to purchase 180,000 shares of the Company’s Common Stock at a price per share equal to the last reported sale price per share of the Common Stock on the Nasdaq Capital Market on the date of grant (the “Promotion Option”). 1/48th of the shares subject to the Promotion Option shall vest monthly, on each one month anniversary following the date you assume the role of President and Chief Executive Officer, in equal monthly amounts, over the next forty-eight (48) months until the fourth anniversary of such date, subject to your continued employment with the Company, service on the Board or otherwise providing service to the Company on each such vesting date, except as otherwise provided in Section 6(b) and 6(c). The Promotion Option shall be an incentive stock option to the maximum extent permitted by law and shall be subject to the terms and conditions of the 2017 Plan and your actual option grant agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment or other service with the Company.

7.        The second paragraph of Section 7(a) of the Offer Letter shall be replaced in its entirety with the following:

If the Company, or its successor, terminates your employment without Cause or you voluntarily terminate your employment for Good Reason within twenty-four (24) months following a Change of Control (as defined herein), you will receive as severance (i) twenty-four (24) months of your then-current base salary (such twenty-four (24)-month period, the “COC Severance Period”), (ii) any bonus earned for the year prior to the year of termination that has not yet been paid, (iii) an amount equal to 200% of your target bonus for the year of termination, (iv) a pro-rated portion of any bonus attributable to the year of termination, based on the Company’s performance against previously established Company (but not individual) milestones (payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination), (v) COBRA continuation medical benefits for the COC Severance Period subsidized by the Company at active employee rates on the same terms as were applicable to you prior to your termination, and (vi) Company-paid outplacement services for the COC Severance Period. All payments (other than the pro-rated portion of any bonus and the COBRA continuation and outplacement services) will be made in a lump sum on the Payment Date (as defined below).

8.          Section 7(b) of the Offer Letter shall be amended to replace “Chief Operating Officer” with “President and Chief Executive Officer”.

9.          Section 13(f) of the Offer Letter shall be deleted in its entirety and replaced with “[intentionally omitted]”.

10.        Reaffirmation of Offer Letter. The parties hereby acknowledge and agree that the Offer Letter, as modified by this Second Amendment, is hereby reaffirmed, ratified, and confirmed in its entirety. Except as set forth herein, the Offer Letter remains unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Offer Letter and this Second Amendment, the terms of this Second Amendment shall control.

11.        Governing Law. The rights and obligations of the parties shall be governed by, and this Second Amendment shall be construed and enforced in accordance with, the laws in the Commonwealth of Massachusetts.

12.        Further Assurances. The parties shall execute and deliver such further documents and instruments, and take such further actions as may be required or appropriate to carry out the intent and purposes of this Second Amendment. Executive hereby acknowledges and agrees that none of the changes made by this Second Amendment to his terms of employment constitute or give rise to Good Reason.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have executed this Second Amendment effective as of the day and year hereinabove first set forth in order to evidence its adoption by the Company.

COMPANY:

KALA BIO, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Its:	Chair of the Board

EXECUTIVE:

/s/ Todd Bazemore

Todd Bazemore